Exhibit 10.2

EXECUTION VERSION

April 28, 2025

VIA EMAIL DELIVERY

James R. Hollingshead

Re: Severance Agreement and Release

Dear Jim:

The purpose of this letter (“Agreement”) is to memorialize our agreed amicable arrangement to end your employment relationship, to release the Insulet Corporation (the “Company”), from all legally waivable claims and to permit you to receive (i) severance pay and benefits as set out in the Insulet Corporation Amended and Restated Executive Severance Plan (the “Severance Plan”) and (ii) accelerated vesting of certain equity awards as set forth in that certain offer letter by and between you and the Company dated as of May 4, 2022 (the “Offer Letter”). Your cessation of employment constitutes a Terminating Event (as such term is defined in the Severance Plan) due to a termination of your employment without “Cause” as described in Section 2(k)(i) of the Severance Plan and this Agreement will serve as notice under Section 12(a) of the Severance Plan.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date hereof. If you do not sign and return this Agreement within the twenty-one (21) day period, this offer of severance pay will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing this Agreement.

1. Employment Status and Final Payments:

(a) Separation Date: Effective as of April 28, 2025 (the “Separation Date”), your employment as Chief Executive Officer has ended and you hereby resign from your position as a member of the Board of Directors of the Company and from any other position that you may hold as an officer or director of any affiliate of the Company (collectively, the “Resignations”). The Resignations are effectuated by virtue of you signing this Agreement with the intention that no further documentation shall be required, however, you will, at the Company’s request, execute and deliver to the Company any additional documentation that may be required, under local law or otherwise, to effectuate such resignations. For the avoidance of doubt, the Resignations shall remain in effect without regard to whether you exercise your right of revocation as set out in Section 13. As of the Separation Date, your salary will cease, and any entitlement you have or might have had under a Company-provided benefit plan, program, contract, or practice will terminate, except as required by federal or state law or as set out in the Severance Plan or this Agreement.

(b) You were a participant in the Company’s Executive Unlimited Time Off policy during your employment. Pursuant to the terms of the policy, you did not accrue or carry over paid time off and no paid time off is paid out at the time of separation.

(c) You hereby acknowledge that as of the date you sign this Agreement you have been paid all earned wages and for all accrued but unused vacation time. Please submit requests for reimbursement of expenses within 10 days of receipt of this Agreement in a manner consistent with the Company’s expense reimbursement process.

(d)  The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical, dental and vision plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

2. Consideration: Pursuant to Section 3(a) of the Severance Plan and the terms of the Offer Letter, and in exchange for and consideration of: (a) your execution and timely delivery of this Agreement, without exercising your right of revocation as set out in Section 13, below and (b) your ongoing compliance with the terms and conditions of this Agreement, the terms and conditions of the Severance Plan, including but not limited to Section 5 of that Plan, the Insulet Corporation Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement dated June 10, 2022 (“NDA”), the Company agrees as follows:

(a) Severance Pay: The Company will provide you severance pay in the gross amount of $1,976,000 (the “Severance Amount”), which is the equivalent of two (2) years of your current base salary. The Severance Amount will be paid to you in substantially equal installments in accordance with the Company’s payroll practice over 24 months; provided, however, that the first installment will be paid in the pay period that follows sixty (60) days from the Separation Date. This first installment will include amounts attributable to the period from the Separation Date up to and including the payroll period in which the payment is made.

(b) Bonus Payment:

(i)

The Company will pay you an amount equal to two times your target annual incentive plan bonus for the 2025 calendar year less applicable federal, state and local tax withholdings and deductions (the “2025 Target Bonus Payment”). The 2025 Target Bonus Payment will be paid to you in substantially equal installments in accordance with the Company’s payroll practice over 24 months; provided, however, that the first installment will be paid in the pay period that follows sixty (60) days from the Separation Date. This first installment will include amounts attributable to the period from the Separation Date up to and including the payroll period in which the payment is made.

(ii)

The Company will pay to you a pro rata portion of the annual incentive plan bonus that you would have been eligible to earn for the 2025 calendar year had you remained employed through the end of the calendar year based on the actual performance results, less applicable federal, state and local tax withholdings and deductions (the “2025 Prorata Bonus”), as determined in accordance with the Company’s Annual Incentive Plan. The 2025 Prorata Bonus will be paid to you at the same time the Company distributes bonuses to employees in the normal course of business on or before March 15, 2026.

(c) Vesting of RSU Sign-On Awards. The portion of the sign-on equity award granted to you pursuant to the terms of your Offer Letter that was granted in the form of restricted stock units that remains outstanding and unvested, which consists of 7,233 unvested restricted stock units (“Unvested Sign-On RSUs”) will vest in full effective as of the Effective Date (as defined below).

(d) COBRA Premiums: The Company will cover the cost for you (and your covered dependents) to continue health and dental insurance coverage for an 18-month period after the Separation Date (the “Health Insurance Continuation Period”). If you timely elect COBRA, then the Company will directly pay the full monthly premium payments (the “Premiums”) to the applicable carrier(s) through the conclusion of the Health Insurance Continuation Period. In the event the Company is no longer able to directly pay the Premiums to the applicable carrier(s) for any reason during the Health Insurance Continuation Period, then any remaining Premiums shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided. In addition, the Company will pay you a lump sum cash payment equal to six (6) months of the full portion of the COBRA continuation coverage monthly premiums at the rate in effect for your first month of coverage, with such payment to be made in the first pay period that follows sixty (60) days from the Separation Date.

(e) Outplacement Services: The Company will pay for outplacement services up to Twenty Five Thousand Dollars ($25,000.00), which outplacement services will be provided through a Company designated vendor and direct billed to the Company. The parties agree that this benefit will be treated as a non-taxable fringe benefit to you.

(f) Payments: The payments set forth in this Section 2 (other than 2(e)) shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Section 409A of the Internal Revenue Code: The intent of the parties is that this Agreement satisfies, or is exempt from, the requirements of Section 409A of the Internal Revenue Code, and it shall be so interpreted. It is the understanding and intention of the parties that each installment of payment under this Section 2 shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) and that the Severance Amount is exempt from Section 409A as separation pay paid only on an involuntary separation from service pursuant to Treasury Regulations § 1.409A-1(b)(9)(iii). To the extent that any of the compensation payable under this Agreement becomes subject to Internal Revenue Code Section 409A, this Agreement shall be interpreted and construed to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of an exception from the application of Section 409A or, alternatively, to comply with such Code Section and the applicable guidance thereunder, including Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision), and to avoid any additional tax thereunder.

3. Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a) In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors, and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) below, this means that by signing this Agreement, you are agreeing to forever waive, release, and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors, or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, members, managers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state, or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), The Age Discrimination in Employment Act (“ADEA”), The Americans With Disabilities Act (“ADA”), The ADA Amendments Act, The Equal Pay Act (“EPA”), The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), The Worker Adjustment and Retraining Notification Act (“WARN”), The Genetic Information Non-Discrimination Act (“GINA”), The Employee Retirement Income Security Act (“ERISA”), Nev. Rev. Stat. §§ 613.310, 613.320, 613.330, 613.333, 613.335, and 613.345, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d) You understand that you may later discover claims or facts that may be different from, or in addition to, those that you now know or believe to exist regarding the subject matter of the release contained in this Section 3, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and your decision to enter into it and grant the release contained in this Section 3. Nevertheless, you intend to fully, finally, and forever settle and release all claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. You hereby waive any right or claim that might arise as a result of such different or additional claims or facts. You have been made aware of, and understand, the provisions of California Civil Code Section 1542 (“Section 1542”), which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” You expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

(e) Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave benefits, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with, reporting possible violations of federal law or regulation to, participating in an investigation or proceeding conducted by, or cooperating with, the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; or (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency (and not the Company). In addition, notwithstanding anything to the contary in this Section 3, by signing this Agreement, you are not releasing any rights or claims (i) for indemnification arising under any applicable indemnification obligation of the Company, (ii) that cannot be waived by an employee under applicable law, or (iii) to accrued or vested benefits under any applicable Company employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or agreement related to equity ownership in the Company.

(f) For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of unlawful discrimination, harassment, abuse, assault, other criminal conduct, retaliation, sexual harassment, sexual abuse or other sexual misconduct with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct, alleged unlawful employment practices, or alleged sexual harassment, sexual abuse or sexual misconduct on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4. Accord and Satisfaction: The amounts described in Sections 1, 2 and 8 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums. You further agree and acknowledge that you have not raised a claim of sexual harassment or abuse with the Company.

5.  Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(d) in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

6.  Period for Review and Consideration of Agreement:

(a) You acknowledge that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7. Company Files, Documents and Other Property: You affirm that other than as permitted in Sections 3(e) and 3(f) you will immediately return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, wireless handheld devices, cellular phones, etc.), Company identification, Company vehicles, information stored on any storage device, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, customer and employee personal information, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, information recorded in confidence by the Company from third parties, techniques, methods, inventions, ideas, concepts or other matters conceived or developed by employees or which employees may have learned from other employees of Company, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (collectively, “Company Property”). You agree that in the event that you discover any other Company Property in your possession, custody or control after the Separation Date you will immediately return such materials to the Company.

8. Future Conduct:

(a) Mutual Non disparagement: Other than as permitted in Section 3(e) and 3(f) above, you agree not to make statements to clients, customers, and suppliers of the Company Releasees or to other members of the public that are in any way disparaging or negative towards the Company Releasees or their products and services. The Company hereby agrees that the members of its executive leadership team (i.e., the executives reporting directly to you as of the date hereof) and the members of the Board of Directors of the Company as of the date hereof will not, during the term of their service or employment with the Company, make statements to clients, customers, or suppliers of the Company or to any other party that are in any way disparaging or negative towards you or that would be harmful to your business or personal reputation.

(b) Post-Employment Obligations:

(i)  By signing this Agreement you are acknowledging your post-employment obligations as set out in the NDA. You acknowledge that on the Separation Date, you were primarily a resident of California, and therefore, pursuant to Section 6 of the NDA, California law governs the terms of your NDA and the provisions of Appendix A to the NDA under the heading “California” shall apply to you.

(ii)  By signing this Agreement you are also acknowledging your obligation to comply with the post-employment confidentiality and employee non-solicitation restrictions set out in Section 5 of the Severance Plan (the “Other Covenants”), and you are agreeing to comply, and representing you will comply, with those obligations. A copy of the Severance Plan is attached to this Agreement. The Other Covenants do not supersede any of the covenants in the NDA, which agreement shall survive in accordance with its own terms. To the extent any conflict exists between the NDA and the Other Covenants, the Company shall be provided the greatest protection set forth in either agreement.

(iii)  You understand that proprietary information, confidential information, and trade secrets protected in the NDA, the Severance Plan or any other agreement or release that the Company has presented you that survives your separation of employment is hereby amended to exclude information protected under Sections 3(e) and (f) above.

(iv)  During the period of sixty (60) days immediately following the Separation Date (the “Consulting Period”), you agree to serve as a consultant to the Company and provide transition services to the Company (the “Consulting Services”), upon reasonable request, relating to the orderly transfer of your duties to the Company’s new Chief Executive Officer. The Company acknowledges and agrees that your obligations as a consultant are not expected to exceed five (5) hours per week or involve the development of any new work product, and you will be reimbursed for reasonable out-of-pocket expenses you incur in connection with any such Consulting Services that are approved in advance by the Company. In addition, you agree to cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’ request to give testimony without requiring service of a subpoena or other legal process). The fee for the Consulting Services will be $500 per hour. You are required to invoice the Company for Consulting Services promptly following the end of the Consulting Period and the invoice will be due and payable within thirty (30) days after the Company’s receipt of such invoice. For the avoidance of doubt, in the event you materially breach your obligations to the Company under this Agreement, your service as a consultant shall end. Your relationship to the Company during the Consulting Period shall be that of an independent contractor. For your performance of the Consulting Services, you shall not be treated as an employee of the Company and shall not be entitled to any compensation or benefits provided to employees of the Company. The Company will not withhold FICA or income tax payments from any amounts payable to you in respect of the Consulting Services, and you shall be solely responsible for the payment of any income, employment, or other taxes owing with respect to such amounts. It is also expressly understood that you shall not be considered the Company’s agent or employee and have no authority whatsoever to bind the Company by contract or otherwise.

(c) No Filed Claims: You warrant and represent to the Company that as of the date of execution of this Agreement you have not filed a claim or complaint against any of the Company Releasees in court, before an administrative agency, in an alternative dispute resolution forum, or through the Company’s internal complaint process, relating directly or indirectly to your employment with the Company, separation from employment, or otherwise. You further warrant and represent that you have not assigned or transferred, or purported to assign or transfer to any person or entity any claim or complaint or any part or portion thereof. You agree to indemnify and hold harmless the Company from and against any claim, demand, damage, debt, liability, account, reckoning, obligation, cost, expense (including payment of attorney’s fees and costs actually incurred, whether or not litigation is commenced), lien, action, and cause of action, based on, in connection with, or arising out of any such assignment or transfer, or purported assignment or transfer of the same. You acknowledge that the Company is relying on the accuracy of these representations as a material term of this Agreement. Nothing in this paragraph shall restrict you from filing an application for unemployment benefits following your Separation Date. In the event you file any such application, the Company agrees to not contest it.

(d) You understand and agree that your obligations under this Section 8 are material terms of this Agreement and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this Section 8.

9. Representations and Governing Law:

(a)  This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the NDA and the Severance Plan, each of which shall remain in full force and effect in accordance with their respective terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

(b)  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. If the general release language is declared illegal or unenforceable, you agree to execute a valid release of the claims referenced in this Agreement, without the need for additional consideration. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)   This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of California and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in such state, and you hereby submit to the jurisdiction and venue of any such court. YOU AND THE COMPANY VOLUNTARILY AND KNOWINGLY WAIVE THE RIGHT TO A TRIAL BY JURY AND AGREE THAT ANY AND ALL LEGAL DISPUTES BETWEEN THE PARTIES SHALL BE TRIED BY A JUDGE ONLY (A “BENCH TRIAL”), AND NOT A JURY. The prevailing party in any such action shall be entitled to recover their reasonable costs and attorney’s fees. The Company shall be deemed the prevailing party, entitled to all of its reasonable attorneys’ fees, costs and expenses, if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.

(d) This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

(e) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(f) This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

(g) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

10. Effective Date: If this Agreement correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me by the date which is twenty-one (21) days following the date of this Agreement. You may revoke this Agreement for a period of seven (7) days after signing it, provided that such revocation shall not impact the Resignations and the Resignations shall remain in effect without regard to such revocation. In order to revoke the Agreement, you must submit a written notice of revocation to me at 100 Nagog Park, Acton, Massachusetts 01720 or by email to [redacted]. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be delivered to me no later than the close of business on the seventh day. The Agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired without being exercised.

[Signature Page Follows.]

Sincerely,

By:	/s/ Timothy J. Scannell
Name: Timothy J. Scannell
Title: Chair, Board of Directors

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ James R. Hollingshead
James R. Hollingshead

Date: April 28, 2025

[Signature Page to Separation Agreement]